UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 31, 2011
MedQuist Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35069	98-0676666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9009 Carothers Parkway
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
(866) 295-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
Restructuring Plan Associated With Integration of MedQuist Holdings Inc. and MedQuist Inc.
MedQuist Holdings Inc. (the “Company”) announced that on March 31, 2011, its board of directors and senior management team approved and the Company initiated a restructuring plan associated with the integration of the Company and MedQuist Inc. The plan consists of a reduction in workforce termination costs of $1.6 million for employee severance and non-cash compensation costs of approximately $700,000 associated with the acceleration of stock option vesting and the extension of the stock option exercise period for terminated employees. The severance costs will result in future cash expenditures. The restructuring plan will be implemented throughout 2011 and will result in additional charges incurred later in the current year that fall within the total projected restructuring range previously disclosed by the Company of $2.5 million to $5.0 million.
Restructuring Plan Associated With Completion of the Integration of Spheris Operations.
The Company announced that on March 31, 2011, its board of directors and senior management team approved and the Company implemented a restructuring plan associated with the completion of the integration of the Company’s acquired Spheris operations into MedQuist Inc. The plan consists of (i) a reduction in workforce termination costs of $1.0 million for employee severance, and (ii) a charge of $1.5 million, which represents $2.5 million of future lease payments on MedQuist Inc.’s former corporate headquarters in Mount Laurel, New Jersey and its former data center in Sterling, Virginia, offset by expected sublease rentals. The reduction of workforce termination costs will consist entirely of severance costs, and the severance costs will result in future cash expenditures.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Holdings Inc.
Date: April 6, 2011	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel, Chief Compliance Officer and Secretary